UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 29, 2015

FBEC WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Wyoming	000-52297	47-3855542
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Central Ave., Cheyenne, WY 82001

(Address of principal executive offices)

___N/A___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2015, FBEC Worldwide, Inc., (“FBEC”) entered into an employment agreement (the “Employment Agreement”) with Jason Spatafora (“Spatafora”). Pursuant to the Employment Agreement, Spatafora will act as Chief Executive Officer of FBEC for the next twelve months. As CEO, Spatafora shall be responsible for product marketing, road shows, public relations, product development, day to day operations, assisting in writing and submission of all press releases and public fillings, fund raising, and organizing corporate structure.

In exchange for providing the aforementioned services, FBEC shall pay Spatafora, in accordance with FBEC’s payroll practices, a base salary of $15,000 per month. FBEC shall also issue Spatafora 2,000,000 shares of restricted common stock of FBEC (the “Common Stock”). Upon the successful launch of any product by FBEC during the term of Spatafora’s employment, Spatafora shall be issued of shares of restricted Common Stock in an amount equal to $10,000, based on the closing price on the day of the product launch. Such shares of Common Stock shall be paid in four equal quarterly installments, beginning on the date following the subject product launch. For every 1,000,000 products sold by FBEC during the term of Spatafora’s employment, Spatafora shall be issued shares of restricted Common Stock in an amount equal to $20,000, based on the closing price on the day of the sale of the 1,000,0000th proiduct. Such shares of Common Stock shall be paid in four equal quarterly installments, beginning on the date following the subject sale.

Prior to the date of the Employment Agreement, and since September 12, 2015, Spatafora was acting CEO. Before that, and since July 30, 2015, Spatafora was the Chief Marketing Officer of FBEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, by and between FBEC Worldwide, Inc. and Jason Spatafora, dated September 29, 2015.

99.1	Press release, dated September 29, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBEC Worldwide, Inc.

By:	/s/Jason Spatafora
Jason Spatafora Chief Executive Officer

Date:  September 29, 2015

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EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Employment Agreement, by and between FBEC Worldwide, Inc. and Jason Spatafora, dated September 29, 2015.

99.1	Press release, dated September 29, 2015

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